Exhibit 10.7

FIRST AMENDMENT TO CEO TRANSITION AGREEMENT

This Amendment to the CEO Transition Agreement (hereinafter the “Amendment”) is made and entered into by and between Rubicon Technologies, Inc. (the “Company” or “Rubicon”), and Nathaniel R. Morris (“Executive”), as of the date that the last party executes this Amendment (the “Effective Date”). This Amendment amends that certain CEO Transition Agreement entered into between the Company and Executive dated October 13, 2022 (the “Original Agreement”). The Company and Executive may be referred to in this Amendment individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties desire to enter into this Amendment in order to amend the language of Sections 3, 11 and 17 of the Original Agreement and to clarify certain rights and obligations;

WHEREAS, Executive’s acknowledgments, agreements, promises, and representations in this Amendment inure to the benefit of not only Rubicon but also its affiliates, successors and assigns;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to the Agreement. The Original Agreement is hereby amended as follows:

a. The following paragraph is hereby added to the end of Section 3:

“Company and Executive jointly acknowledge that certain payments required to be paid by Company to Executive on or before February 10, 2023 pursuant to Section 3a) and Section 3c) of this Agreement have not been fully paid by Company to Executive. Specifically, pursuant to Section 3a) of the Agreement, Company was required to pay Executive an amount of One Million Eight Hundred Fifty Thousand Dollars and No Cents ($1,850,000.00), less required withholdings and deductions, in a series of payments beginning on October 13, 2022 and ending on February 10, 2023 (collectively, the “Section 3a) Payment”). Further, pursuant to Section 3c) of the Agreement, Company was required to pay Executive an amount of Six Hundred Seventy-Five Thousand Dollars and No Cents ($675,000.00), less required withholdings and deductions, no later than February 10, 2023 (the “Section 3c) Payment”). As of the Effective Date of this Amendment, Company has paid a total amount of One Million Three Hundred Twenty-One Thousand Four Hundred Twenty-Eight Dollars and Fifty-Five cents ($1,321,428.55) to Executive in partial satisfaction of the required Section 3a) Payment and Section 3c) Payment leaving a remaining balance due from Company to Executive under Sections 3a) and 3c) of the Agreement in the amount of One Million Two Hundred Three Thousand Five Hundred Seventy-One Dollars and Forty-Five Cents ($1,203,571.45) (the “Remaining Balance”). Accordingly, without prejudice to any other rights of Executive under this Agreement, Company covenants and agrees that any and all payments of any kind required to be paid by Company to Executive pursuant to the terms of this Agreement, including without limitation, the Remaining Balance, shall be paid to Executive by Company on or before June 2, 2023.”

b. The fourth sentence of Section 11 of the Original Agreement is deleted in its entirety and replaced with the following sentence:

“Notwithstanding the foregoing or Section 8 of the Employment Agreement, the following shall not be a violation of Section 8 of the Employment Agreement: (i) any entity with which Executive is affiliated engaging or soliciting an employee of the Company, provided that Executive was not directly or indirectly involved in such activity; (ii) Executive or any entity with which Executive is affiliated engaging or soliciting any service provider of the Company (for the avoidance of doubt, “service provider” does not mean or include recyclers, haulers, or other providers engaged or utilized by the Company in its direct operational business); (iii) the Executive conducting a solicitation through an advertisement that is not specifically targeted at employees of the Company; or (iv) Executive soliciting or hiring Executive’s chief of staff and assistant.”

c. Section 17a. is hereby deleted in its entirety and replaced with the following paragraph:

“The Executive is currently engaged in the process of authoring a book to include Executive’s memoirs regarding his personal and professional history (the “Book”). Executive and Company acknowledge that (i) the Book is not sponsored by the Company, (ii) all right, title, and interest in and to the Book belong with Executive, and (iii) the Company does not intend to promote the Book. As between Company and Executive, Executive has the exclusive right to use, exploit, advertise, exhibit, authorize others to do so, and otherwise turn to account the Book in any and all media (whether now known or hereafter devised) throughout the universe in perpetuity in any and all languages, as Executive in his sole and unfettered discretion shall determine. For the avoidance of doubt, Company hereby confirms that this Agreement shall constitute an Assignment of Copyright assigning the worldwide copyright in the Book to the Executive, and any renewals and extensions of copyright, and all rights under copyright including the exclusive right to print, publish, license and sell the Book in whole or in part in any printed or non-printed format in any language throughout the universe or to refrain from the exercise of any or all such rights. For the avoidance of doubt, the Company confirms that it has no right to payment or receipt of any royalties, advances or other payments in connection with the aforementioned Book, and that the Company is not entitled to share in any amounts payable to Executive from the exercise, disposition, or exploitation of the Book or of any rights therein and thereto. The Company waives any right to payment or receipt of a price equivalent to the costs incurred to date in connection with the creation of the Book; provided that: (i) nothing herein assigns ownership of, or grants any right, title or interest in or to, Company’s name, “Rubicon,” or any other trademark, service mark or logo of the Company or any of its affiliates (collectively, “Company Marks”), any name, title, trademark, service mark or logo that is confusingly similar to any of the Company Marks, or any confidential and/or proprietary information of the Company to Executive; and (ii) Executive shall not use any Company Marks in the title of the Book or any marketing or advertising materials for or publicity of the Book or in any manner that suggests sponsorship or endorsement of the Book by Company without Company’s prior written consent in each instance. Upon Executive’s request, Company will execute any documents that may be necessary to secure for Executive the rights for which this paragraph provides. For the avoidance of doubt, nothing in this Section 17a. limits any confidentiality or non-disparagement obligations binding upon Executive pursuant to this Agreement or any other agreement with the Company and all such obligations apply to Executive’s exercise of any rights under this Section 17a.”

d. The following language is hereby inserted as a new Section 17d.:

“The Company hereby grants, transfers and conveys to Executive the following:

(i) any and all branding and naming rights to the Trick or Trash program (excluding all Company Marks other than “Trick or Trash”) together with the right to engage and utilize any service providers or vendors involved with the Trick or Trash program in connection with operation of the Trick or Trash program;

(ii) any and all branding and naming rights to the Clear Constellation program (excluding all Company Marks other than “Clear Constellation”);

(iii) all intellectual property rights held or claimed by the Company, or any of its Affiliates, in the Trick or Trash program or the Clear Constellation program (excluding all Company Marks other than “Trick or Trash” and “Clear Constellation”);

(iv) all assets and operational components of the Trick or Trash program and the Clear Constellation program, including without limitation, all literature, publications, materials, partnership agreements, study data, contact lists, and sponsorship rights (excluding all Company Marks other than “Trick or Trash” and “Clear Constellation”);

(v) all internet domain addresses, social media handles and related rights and interests of the Trick or Trash program and the Clear Constellation program (excluding any internet domain name addressing including “Rubicon” or any other Company Marks other than “Trick or Trash” or “Clear Constellation”); and

(vi) any and all rights to all white papers prepared by Kentucky State University, the University of Pikeville, and the University of Kentucky which Executive has previously paid all invoices for.

Executive may hereafter freely use, enjoy, utilize, employ, license, operate, market, sell, transfer and take any other actions that Executive may desire, in its sole discretion, with respect to the foregoing rights, assets and components. Company acknowledges and represents that Executive’s use and enjoyment of the foregoing rights, assets and components shall not constitute a violation of any provision of this Agreement, the Employment Agreement, or any instrument executed by Executive in connection therewith.”

e. The following language is hereby inserted as a new Section 17e.:

“In consideration for the changes to Sections 11 and 17a. of this Agreement and the addition of Section 17d. to this Agreement as described in the Amendment, Executive agrees that the RSUs described in Section 3(d) shall be delivered pursuant to the schedule attached as Attachment 1 to Exhibit C (including all amendments thereto). Executive acknowledges and agrees that any and all deliveries of RSUs and/or payments made pursuant to the prior sentence are in final and full satisfaction of the Company’s obligations under Section 3(d).”

2. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Original Agreement.

3. No Other Claims. As of the date of signing this Amendment, Executive warrants and represents that he has reported to the Company any and all potential claims against and/or suspected wrongdoing by the Company, if any, about which Executive has actual knowledge. As of the date of signing this Amendment, the Company has not initiated any claims against Executive and does not have any present intention to initiate any such claims.

4. No Further Changes. Except as expressly provided in this Amendment, the Original Agreement shall remain unmodified and in full force and effect.

THE UNDERSIGNED HAVE CAREFULLY READ THIS AMENDMENT; THEY KNOW AND UNDERSTAND ITS CONTENTS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AMENDMENT.

NATHANIEL R. MORRIS		RUBICON TECHNOLOGIES, INC.

		By:	/s/ Phil Rodoni
Phil Rodoni

Date:	May 21, 2023	Title:	Chief Executive Officer

		Date:	May 21, 2023